March 14, 2006


Board of Directors
Roma Financial Corporation
2300 Route 33
Robbinsville, New Jersey  08691

Members of the Board:

We hereby consent to the use of our firm's name in the Application for Approval of a Minority Stock Issuance by a Holding Company Subsidiary of a Mutual Holding Company on Form S-1, and amendments thereto, filed by Roma Financial Corporation with the Office of Thrift Supervision. We also consent to the use of our firm's name in the Registration Statement, and amendments thereto, filed by Roma Financial Corporation with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings and amendments, including the Prospectus of Roma Financial Corporation.

We further consent to reference in the aforementioned filings and amendments the summary of our opinion as to the value of subscription rights granted by Roma Financial Corporation pursuant to its Stock Issuance Plan.

Sincerely,

/s/FELDMAN FINANCIAL ADVISORS, INC.

FELDMAN FINANCIAL ADVISORS, INC.